Exhibit 23.1                      Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos.  333-124625 and 333-113452) pertaining to the 2003 Savings Plan of Pinnacle Airlines Corp. of our reports dated May 31, 2012, with respect to the consolidated financial statements and schedule of Pinnacle Airlines Corp., and the effectiveness of internal control over financial reporting of Pinnacle Airlines Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Memphis, Tennessee
May 31, 2012